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                                                                      EXHIBIT 11

                         ISOMEDIX INC. AND SUBSIDIARIES

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE FOR THE
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Net income and common shares used in the calculation of earnings per share for the three years ended December 31, 1995, 1994 and 1993, were computed as follows:

                                          1995           1994             1993
                                          ----           ----             ----
Net Income                              $7,299,505     $8,816,760       $7,974,893
                                        ==========     ==========       ==========
Weighted average number
  of common shares
  outstanding during the
  year                                   6,993,520      7,132,669        7,090,986

Add: Shares issuable upon
  the assumed exercise or
  conversion of options
  and warrants                             223,953        229,047          265,499
                                        ----------     ----------       ----------
Common Shares                            7,217,473      7,361,716        7,356,485
                                        ==========     ==========       ==========
Earnings per common share               $     1.01     $     1.20       $     1.08
                                        ==========     ==========       ==========